Exhibit No. 99

For Immediate Release

Investor Contact: Jennifer Driscoll VP of Investor Relations (612) 291-6110 jennifer.driscoll@bestbuy.com	Media Contact: Lisa Hawks PR Director (612) 291-6150 lisa.hawks@bestbuy.com

Best Buy Raises Diluted EPS Guidance From
Continuing Operations to 37-42 Cents for
Second Quarter and $2.27-$2.32 for FY04

Company increases its guidance on diluted EPS from continuing operations by 10 cents for both the second quarter and the fiscal year

Best Buy Co., Inc. Diluted EPS from Continuing Operations

	Second Quarter of Fiscal 2004	Fiscal 2004
Best Buy’s Revised Guidance	$0.37 to $0.42	$2.27 to $2.32
Best Buy’s Prior Guidance	$0.27 to $0.32	$2.17 to $2.22
Analysts’ Consensus	$0.30	$2.22
Prior Year’s Period	$0.24	$1.91
% Change Year-Over-Year	54% to 75%	19% to 21%

MINNEAPOLIS, Aug. 7, 2003 — Best Buy Co., Inc. (NYSE: BBY) today raised its estimate for second-quarter diluted earnings per share from continuing operations to a new range of 37 to 42 cents, compared with analysts’ consensus of 30 cents per share. The Company’s prior guidance, which was originally provided on June 18, was a range of 27 to 32 cents per share for the quarter which ends on Aug. 30, 2003.

The Company reported earnings from continuing operations of $79 million, or 24 cents per diluted share, for last year’s second quarter, which ended on Aug. 31, 2002.

“Strong comparable store sales growth, increasing gross profit rates and diligent cost controls all are contributing to the higher earnings guidance from continuing operations for the second quarter and for the fiscal year,” said Darren Jackson, executive vice president and chief financial officer.

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“Our employees are driving this excellent performance through a number of initiatives to limit gross profit drains from markdowns, product returns and exchanges while delivering on cost-savings programs. In addition, consumers continue to migrate to higher-margin products, such as digital TVs,” Jackson added. “The gross profit rate from continuing operations is the largest contributor to the improved outlook. The gross profit rate is expected to increase by at least 70 basis points for the current period, compared with 24.9 percent of revenue in the second quarter of fiscal 2003.”

The Company’s prior earnings guidance had contemplated no change in the gross profit rate for the second quarter. Jackson noted that the Company’s selling, general and administrative expense rate is improving, and comparable store sales are still on pace to grow by the mid-single digits for the quarter.

The CFO added, “We had not expected our financial performance to improve significantly until the second half of the fiscal year, and are pleased that we are seeing it pick up earlier. We continue to believe that we will achieve our internal projections for the second half of the fiscal year. As usual, we plan to provide investors with our initial earnings guidance for the third and fourth quarters during our second-quarter conference call. Given the better-than-expected operating results we are now anticipating for the second quarter, we are forecasting diluted earnings per share from continuing operations of $2.27 to $2.32 for the fiscal year, compared to analysts’ consensus of $2.22 per diluted share. Our prior guidance was $2.17 to $2.22 per diluted share, and we reported diluted earnings per share from continuing operations of $1.91 for fiscal 2003.”

As previously reported, the Company sold its interest in The Musicland Group, Inc. earlier this quarter and has classified the former subsidiary’s results as discontinued operations. Final adjustments related to the sale, if any, are expected to be included in second-quarter results.

The Company is expected to announce its second-quarter sales on Sept. 4, 2003, and its second-quarter earnings on Sept. 17, 2003.  Best Buy’s quarterly financial results and news releases can be found on the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Hi-Fi (MagnoliaHiFi.com). The Company’s subsidiaries reach consumers through nearly 700 retail stores in the United States and Canada.

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